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Exhibit (a)(1)(R)

[Website Termination Page]

Terayon Stock Option Exchange Program

December 5, 2001

Terayon's Stock Option Exchange Program has ended.

Thank you for your participation in the Stock Option Exchange Program. The opportunity to participate in the program is now over.